Exhibit 99.1

For further information contact:

John W. Bordelon, President and CEO

(337) 237-1960

Release Date:	October 23, 2012 For Immediate Release

HOME BANCORP ANNOUNCES 2012 THIRD QUARTER RESULTS

Lafayette, Louisiana – Home Bancorp, Inc. (Nasdaq: “HBCP”) (the “Company”), the parent company for Home Bank (www.home24bank.com), a Federally chartered savings bank headquartered in Lafayette, Louisiana (the “Bank”), announced net income of $3.1 million for the third quarter of 2012, an increase of $1.3 million, or 74%, compared to the second quarter of 2012 and an increase of $2.1 million, or 231%, compared to the third quarter of 2011. Third quarter 2011 results include $1.4 million of pre-tax expenses related to the acquisition of GS Financial Corp. (“GSFC”). Excluding those merger-related expenses, net income for the third quarter of 2012 increased $1.2 million, or 62%, compared to the third quarter of 2011. Diluted earnings per share were $0.42 for the third quarter of 2012, an increase of $0.18, or 75%, compared to the second quarter of 2012 and an increase of $0.29, or 223%, compared to the third quarter of 2011. Excluding third quarter 2011 merger-related expenses, diluted earnings per share for the third quarter of 2012 increased $0.16, or 62%, compared to the third quarter of 2011.

“The extended period of low interest rates, the lack of confidence in the national economy and the uncertainty of the upcoming elections make for a challenging environment,” stated John W. Bordelon, President and Chief Executive Officer of the Company and the Bank. “Despite these challenges, we will remain true to our conservative risk management philosophies.”

“Our bankers continue to do an outstanding job working with our customers to ensure Home Bank adds value to their businesses,” added Mr. Bordelon.

Loans and Credit Quality

Loans totaled $670.7 million at September 30, 2012, a decrease of $9.1 million, or 1%, from June 30, 2012, and an increase of $17.0 million, or 3%, from September 30, 2011. The decrease in loans during the third quarter related primarily to commercial and industrial (down $7.2 million) and construction and land loans (down $2.7 million) as a result of maturities and paydowns.

The following table sets forth the composition of the Company’s loan portfolio (including loans covered by loss sharing agreements) as of the dates indicated.

	September 30,	December 31,	Increase/(Decrease)
(dollars in thousands)	2012	2011	Amount	Percent
Real estate loans:
One- to four-family first mortgage	$174,694	$182,817	$(8,123)	(4)%
Home equity loans and lines	39,785	43,665	(3,880)	(9)
Commercial real estate	268,672	226,999	41,673	18
Construction and land	63,320	78,994	(15,674)	(20)
Multi-family residential	19,729	20,125	(396)	(2)

Total real estate loans	566,200	552,600	13,600	2

Other loans:
Commercial and industrial	70,770	82,980	(12,210)	(15)
Consumer	33,688	30,791	2,897	9

Total other loans	104,458	113,771	(9,313)	(8)

Total loans	$670,658	$666,371	$4,287	1%

Nonperforming assets (“NPAs”), which includes $12.2 million in assets covered under loss sharing agreements with the FDIC (“Covered Assets”) and $11.2 million acquired from GSFC, totaled $30.2 million at September 30, 2012, a decrease of $137,000 compared to June 30, 2012 and an increase of $2.1 million compared to September 30, 2011. The ratio of total NPAs to total assets was 3.10% at September 30, 2012, compared to 3.06% at June 30, 2012 and 2.88% at September 30, 2011. Excluding acquired assets, the ratio of NPAs was 0.86% at September 30, 2012, compared to 0.90% at June 30, 2012 and 0.27% at September 30, 2011.

The Company recorded net loan charge-offs of $464,000 during the third quarter of 2012, compared to net loan charge-offs of $1.7 million and $53,000 in the second quarter of 2012 and third quarter of 2011, respectively. Net charge-offs for the third quarter of 2012 resulted primarily from an additional write down of $385,000 on a $5.4 million CRE loan which was originally written down in the second quarter of 2012. The collateral underlying the original loan was transferred into repossessed assets during the third quarter of 2012. The Company’s provision for loan losses for the third quarter of 2012 was $56,000, compared to $1.2 million for the second quarter of 2012 and $526,000 for the third quarter of 2011.

Excluding acquired loans, the ratio of allowance for loan losses to total loans was 1.01% at September 30, 2012, compared to 1.05% at June 30, 2012 and 1.09% at September 30, 2011. Including acquired loans, the ratio of allowance for loan losses to total loans was 0.73% at September 30, 2012, compared to 0.78% and 0.69% at June 30, 2012 and September 30, 2011, respectively.

Investment Securities Portfolio

The Company’s investment securities portfolio totaled $155.1 million at September 30, 2012, a decrease of $85,000, or 0.1%, from June 30, 2012, and a decrease of $14.4 million, or 9%, from September 30, 2011. At September 30, 2012, the Company had a net unrealized gain position on its investment securities portfolio of $5.2 million, compared to net unrealized gains of $4.1 million and $2.5 million at June 30, 2012 and September 30, 2011, respectively. At September 30, 2012, the investment securities portfolio had a modified duration of 3.7 years.

During the third quarter of 2012, the Company sold one security with an aggregate book value of $2.4 million and realized a gain of $163,000 on the transaction.

Deposits

Core deposits (i.e., checking, savings and money market accounts) increased for the thirteenth consecutive quarter, growing $18.0 million, or 4%, during the third quarter of 2012. Total deposits were $784.9 million at September 30, 2012, an increase of $5.7 million, or 1%, from June 30, 2012, and an increase of $65.5 million, or 9%, from September 30, 2011.

The following table sets forth the composition of the Company’s deposits at the dates indicated.

	September 30,	December 31,	Increase / (Decrease)
(dollars in thousands)	2012	2011	Amount	Percent
Demand deposit	$161,119	$127,828	$33,291	26%
Savings	48,432	43,671	4,761	11
Money market	194,125	180,790	13,335	7
NOW	117,435	93,679	23,756	25
Certificates of deposit	263,831	284,766	(20,935)	(7)

Total deposits	$784,942	$730,734	$54,208	7%

Share Repurchases

The Company purchased 162,629 shares of its common stock during the third quarter of 2012 at an average price per share of $17.10 under the share repurchase plan announced in July 2012. The Company may repurchase up to 383,598 shares, or approximately 5%, of the Company’s outstanding common stock under the July 2012 plan; hence, an additional 220,969 shares remain eligible for purchase under the plan. The tangible book value per share of the Company’s common stock was $18.35 at September 30, 2012.

Net Interest Income

Net interest income for the third quarter of 2012 totaled $10.9 million, an increase of $948,000, or 10%, compared to the second quarter of 2012, and an increase of $1.5 million, or 16%, compared to the third quarter of 2011. The Company’s net interest margin was 4.94% for the third quarter of 2012, 30 basis points higher than the second quarter of 2012 and 40 basis points higher than the third quarter of 2011. The increase in the net interest margin related primarily to an increase in the yield earned on loans covered under loss sharing agreements with the FDIC (“Covered Loans”). In accordance with ASC 310, Receivables, the Company evaluates the expected cash flows of acquired loans throughout the year. As a result of improved cash flow expectations related to Covered Loans, the Company adjusted the accretable yield recognized on Covered Loans during the quarter. Excluding such adjustments, the yield on loans receivable would have been 6.25% and the net interest margin would have been 4.70% during the third quarter of 2012.

The following table sets forth the Company’s average volume and rate of its interest-earning assets and interest-bearing liabilities for the periods indicated.

	For the Three Months Ended
	September 30, 2012		June 30, 2012		September 30, 2011
(dollars in thousands)	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Interest-earning assets:
Loans receivable	$678,936	6.55%	$674,244	6.12%	$612,416	6.25%
Investment securities	149,472	2.06	152,916	2.12	174,208	2.35
Other interest-earning assets	41,373	0.40	26,504	0.53	28,447	0.51

Total interest-earning assets	869,781	5.49	853,664	5.23	815,071	5.22

Interest-bearing liabilities:
Deposits:
Savings, checking, and money market	355,107	0.34	329,371	0.39	300,000	0.52
Certificates of deposit	269,840	1.08	276,800	1.11	273,407	1.20

Total interest-bearing deposits	624,947	0.66	606,171	0.72	573,407	0.84
FHLB advances	48,175	1.39	73,488	0.97	105,828	0.68

Total interest-bearing liabilities	$673,122	0.71	$679,659	0.75	$679,235	0.82

Net interest spread		4.78%		4.48%		4.40%

Net interest margin		4.94%		4.64%		4.54%

Noninterest Income

Noninterest income for the third quarter of 2012 totaled $2.1 million, an increase of $187,000, or 10%, compared to the second quarter of 2012 and an increase of $488,000, or 31%, compared to the third quarter of 2011. The increase in noninterest income in the third quarter of 2012 compared to the second quarter of 2012 resulted primarily from higher gains on the sale of mortgage loans (up $234,000) and gains on the sale of securities (up $103,000), which were partially offset by decreases in discount accretion on FDIC loss sharing receivable, service fees and charges and bank card fees.

The increase in noninterest income in the third quarter of 2012 compared to the third quarter of 2011 resulted primarily from higher gains on the sale of mortgage loans (up $487,000) and gains on the sale of securities (up $163,000), which were partially offset by decreases in discount accretion on FDIC loss sharing receivable, service fees and charges and bank card fees.

Noninterest Expense

Noninterest expense for the third quarter of 2012 totaled $8.4 million, an increase of $346,000, or 4%, compared to the second quarter of 2012 and a decrease of $793,000, or 9%, compared to the third quarter of 2011. Noninterest expense for the third quarter of 2011 included $1.4 million of expenses related to the acquisition of GSFC. Excluding merger-related expenses, noninterest expense for the third quarter of 2012 increased $655,000, or 8%, compared to the third quarter of 2011. The increase in noninterest expense in the third quarter of 2012 compared to the second quarter of 2012 resulted primarily from an increase in compensation and benefits (up $220,000) and higher accruals for franchise and shares tax (up $130,000).

Excluding merger-related expenses in the third quarter of 2011, noninterest expense increased $655,000, or 8%, in the third quarter of 2012 compared to the third quarter of 2011. The increase resulted primarily from higher compensation and benefits (up $598,000) and expenses related to foreclosed assets as a result of resolution costs related to NPAs acquired from GSFC (up $173,000).

Non-GAAP Reconciliation

	For the Three Months Ended
(dollars in thousands)	September 30, 2012	June 30, 2012	September 30, 2011

Reported noninterest expense	$8,389	$8,043	$9,182
Less: Merger-related expenses	—	—	(1,449)

Non-GAAP noninterest expense	$8,389	$8,043	$7,733

Reported net income	$3,052	$1,753	$923
Add: Merger-related expenses (after tax)	—	—	956

Non-GAAP net income	$3,052	$1,753	$1,889

	For the Nine Months Ended
(dollars in thousands)	September 30, 2012	September 30, 2011

Reported noninterest expense	$24,241	$22,701
Less: Merger-related expenses	—	(1,834)

Non-GAAP noninterest expense	$24,241	$20,867

Reported net income	$6,865	$2,986
Add: Merger-related expenses (after tax)	—	1,211

Non-GAAP net income	$6,865	$4,197

This news release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). The Company's management uses this non-GAAP financial information in its analysis of the Company's performance. In this news release, information is included which excludes acquired loans and impact of merger-related expenses. Management believes the presentation of this non-GAAP financial information provides useful information that is essential to a proper understanding of the Company’s financial position and core operating results. This non-GAAP financial information should not be viewed as a substitute for financial information determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial information presented by other companies.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Home Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2011, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for losses on loans, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

HOME BANCORP, INC. AND SUBSIDIARY

CONDENSED STATEMENTS OF FINANCIAL CONDITION

	September 30, 2012	September 30, 2011	% Change	June 30, 2012	December 31, 2011
Assets
Cash and cash equivalents	$52,307,703	$33,228,854	57%	$51,694,432	$31,769,438
Interest-bearing deposits in banks	4,019,000	6,318,000	(36)	4,509,000	5,583,000
Investment securities available for sale, at fair value	153,006,535	165,513,687	(8)	152,718,411	155,259,978
Investment securities held to maturity	2,049,718	3,938,656	(48)	2,422,574	3,461,717
Mortgage loans held for sale	5,572,587	8,928,396	(38)	4,832,498	1,672,597
Loans covered by loss sharing agreements	49,500,917	67,296,479	(26)	46,827,556	61,070,360
Noncovered loans, net of unearned income	621,157,286	586,339,131	6	632,944,049	605,301,127

Total loans	670,658,203	653,635,610	3	679,771,605	666,371,487
Allowance for loan losses	(4,906,292)	(4,529,834)	8	(5,314,386)	(5,104,363)

Total loans, net of allowance for loan losses	665,751,911	649,105,776	3	674,457,219	661,267,124

FDIC loss sharing receivable	16,813,909	25,628,190	(34)	22,827,051	24,222,190
Office properties and equipment, net	30,910,746	31,314,946	(1)	30,618,073	31,763,692
Cash surrender value of bank-owned life insurance	17,157,946	16,628,613	3	17,033,380	16,771,174
Accrued interest receivable and other assets	26,720,243	31,568,285	(15)	27,402,864	32,018,228

Total Assets	$974,310,298	$972,173,403	—	$988,515,502	$963,789,138

Liabilities
Deposits	$784,941,867	$719,460,464	9%	$779,233,938	$730,733,755
Federal Home Loan Bank advances	43,440,343	113,458,132	(62)	54,874,645	93,622,954
Accrued interest payable and other liabilities	5,717,129	6,187,857	(8)	15,375,621	5,147,595

Total Liabilities	834,099,339	839,106,453	(1)	849,484,204	829,504,304

Shareholders’ Equity
Common stock	89,483	89,497	—%	89,453	89,335
Additional paid-in capital	90,513,760	89,336,376	1	90,069,141	89,741,406
Treasury stock	(20,365,995)	(14,376,355)	42	(17,208,855)	(15,892,315)
Common stock acquired by benefit plans	(7,544,939)	(8,714,783)	(13)	(7,666,096)	(8,625,513)
Retained earnings	74,110,812	65,111,099	14	71,058,483	67,245,350
Accumulated other comprehensive income	3,407,838	1,621,116	110	2,689,172	1,726,571

Total Shareholders’ Equity	140,210,959	133,066,950	5	139,031,298	134,284,834

Total Liabilities and Shareholders’ Equity	$974,310,298	$972,173,403	—	$988,515,502	$963,789,138

HOME BANCORP, INC. AND SUBSIDIARY

CONDENSED STATEMENTS OF INCOME

	For The Three Months Ended September 30,		%	For The Nine Months Ended September 30,		%
	2012	2011	Change	2012	2011	Change
Interest Income
Loans, including fees	$11,309,112	$9,728,512	16%	$32,063,514	$24,154,691	33%
Investment securities	769,202	1,023,976	(25)	2,440,833	2,802,155	(13)
Other investments and deposits	41,404	36,280	14	110,870	107,543	3

Total interest income	12,119,718	10,788,768	12	34,615,217	27,064,389	28

Interest Expense
Deposits	1,036,707	1,219,492	(15)%	3,253,133	3,431,545	(5)%
Federal Home Loan Bank advances	166,984	180,839	(8)	525,587	396,565	33

Total interest expense	1,203,691	1,400,331	(14)	3,778,720	3,828,110	(1)

Net interest income	10,916,027	9,388,437	16	30,836,497	23,236,279	33
Provision for loan losses	55,736	525,510	(89)	1,927,962	892,459	116

Net interest income after provision for loan losses	10,860,291	8,862,927	23	28,908,535	22,343,820	29

Noninterest Income
Service fees and charges	535,016	601,916	(11)%	1,688,874	1,622,339	4%
Bank card fees	443,986	451,959	(2)	1,396,678	1,294,146	8
Gain on sale of loans, net	651,457	163,986	297	1,395,561	389,673	258
Income from bank-owned life insurance	124,566	143,612	(13)	386,772	435,968	(11)
Gain (loss) on the sale of securities, net	162,534	—	—	221,781	(166,082)	234
Discount accretion of FDIC loss sharing receivable	108,762	193,349	(44)	461,893	663,281	(30)
Settlement of litigation	—	—	—	—	525,000	—
Other income	60,537	44,379	36	134,870	158,288	(15)

Total noninterest income	2,086,858	1,599,201	30	5,686,429	4,922,613	16

Noninterest Expense
Compensation and benefits	5,046,836	5,215,478	(3)%	14,569,194	13,128,998	11%
Occupancy	722,320	709,640	2	2,119,265	1,834,066	16
Marketing and advertising	202,400	291,628	(31)	538,764	667,824	(19)
Data processing and communication	694,440	1,314,568	(47)	2,033,779	2,428,075	(16)
Professional fees	213,294	327,728	(35)	701,030	1,174,980	(40)
Forms, printing and supplies	111,203	141,008	(21)	377,918	402,082	(6)
Franchise and shares tax	305,889	221,017	38	657,191	582,018	13
Regulatory fees	218,193	258,234	(16)	629,368	688,616	(9)
Foreclosed assets, net	248,089	75,147	230	758,813	229,047	231
Other expenses	626,409	627,945	—	1,855,486	1,564,909	19

Total noninterest expense	8,389,073	9,182,393	(9)	24,240,808	22,700,615	7

Income before income tax expense	4,558,076	1,279,735	256	10,354,156	4,565,818	127
Income tax expense	1,505,746	356,336	323	3,488,694	1,580,288	121

Net income	$3,052,330	$923,399	231	$6,865,462	$2,985,530	130

Earnings per share - basic	$0.44	$0.13	238%	$0.99	$0.42	136%

Earnings per share - diluted	$0.42	$0.13	223	$0.95	$0.41	132

HOME BANCORP, INC. AND SUBSIDIARY

SUMMARY FINANCIAL INFORMATION

	For The Three Months Ended			For The Three
	September 30,		%	Months Ended	%
	2012	2011	Change	June 30, 2012	Change
(dollars in thousands except per share data)
EARNINGS DATA
Total interest income	$12,120	$10,788	12%	$11,230	8%
Total interest expense	1,204	1,400	(14)	1,262	(5)

Net interest income	10,916	9,388	16	9,968	10

Provision for loan losses	56	526	(89)	1,160	(95)
Total noninterest income	2,087	1,599	31	1,900	10
Total noninterest expense	8,389	9,182	(9)	8,043	4
Income tax expense	1,506	356	323	912	65

Net income	$3,052	$923	231	$1,753	74

AVERAGE BALANCE SHEET DATA
Total assets	$974,761	$926,101	5%	$963,270	1%
Total interest-earning assets	869,781	815,071	7	853,664	2
Totals loans	678,936	612,416	11	674,244	1
Total interest-bearing deposits	624,947	573,407	9	606,171	3
Total interest-bearing liabilities	673,122	679,235	(1)	679,659	(1)
Total deposits	783,542	689,014	14	747,148	5
Total shareholders’ equity	140,548	127,750	10	139,113	1

SELECTED RATIOS (1)
Return on average assets	1.25%	0.40%	213%	0.73%	71%
Return on average equity	8.69	2.89	201	5.04	72
Efficiency ratio (2)	64.52	83.57	(23)	67.77	(5)
Average equity to average assets	14.42	13.79	5	14.44	—
Tier 1 leverage capital ratio (3)	13.23	12.17	9	12.72	4
Total risk-based capital ratio (3)	21.39	21.17	1	20.70	3
Net interest margin (4)	4.94	4.54	9	4.64	6

PER SHARE DATA
Basic earnings per share	$0.44	$0.13	238%	$0.25	76%
Diluted earnings per share	0.42	0.13	223	0.24	75
Book value at period end	18.66	16.92	10	18.07	3
Tangible book value at period end	18.35	16.60	11	17.76	3

PER SHARE DATA
Shares outstanding at period end	7,512,360	7,862,154	(4)%	7,693,769	(2)%
Weighted average shares outstanding
Basic	6,950,785	7,173,443	(3)%	6,972,170	—%
Diluted	7,212,323	7,274,615	(1)	7,234,806	—

(1)	With the exception of end-of-period ratios, all ratios are based on average monthly balances during the respective periods.
(2)	The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenues is the sum of net interest income and noninterest income.
(3)	Capital ratios are end of period ratios for the Bank only.
(4)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

HOME BANCORP, INC. AND SUBSIDIARY

SUMMARY CREDIT QUALITY INFORMATION

	September 30, 2012			June 30, 2012			September 30, 2011
	Covered	Noncovered	Total	Covered	Noncovered	Total	Covered	Noncovered	Total
(dollars in thousands)

CREDIT QUALITY (1) (2)
Nonaccrual loans	$9,106	$12,608	$21,714	$9,585	$15,842	$25,427	$10,680	$8,791	$19,471
Accruing loans past due 90 days and over	—	—	—	—	—	—	—	—	—

Total nonperforming loans	9,106	12,608	21,714	9,585	15,842	25,427	10,680	8,791	19,471
Foreclosed assets	3,143	5,300	8,443	3,244	1,623	4,867	5,495	3,066	8,561

Total nonperforming assets	12,249	17,908	30,157	12,829	17,465	30,294	16,175	11,857	28,032
Performing troubled debt restructurings	675	816	1,491	20	831	851	29	587	616

Total nonperforming assets and troubled debt restructurings	$12,924	$18,724	$31,648	$12,849	$18,296	$31,145	$16,204	$12,444	$28,648

Nonperforming assets to total assets			3.10%			3.06%			2.88%
Nonperforming loans to total assets			2.23			2.57			2.00
Nonperforming loans to total loans			3.24			3.74			2.98
Allowance for loan losses to nonperforming assets			16.27			17.54			16.16
Allowance for loan losses to nonperforming loans			22.60			20.90			23.26
Allowance for loan losses to total loans			0.73			0.78			0.69

Year-to-date loan charge-offs			$2,151			$1,684			$320
Year-to-date loan recoveries			25			22			38

Year-to-date net loan charge-offs			$2,126			$1,662			$282

Annualized YTD net loan charge-offs to total loans			0.42%			0.49%			0.06%

(1)

Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due. Nonperforming assets consist of nonperforming loans and repossessed assets. It is our policy to cease accruing interest on loans 90 days or more past due. Repossessed assets consist of assets acquired through foreclosure or acceptance of title in-lieu of foreclosure.

(2)

Asset quality information includes assets covered under FDIC loss sharing agreements. Such assets covered by FDIC loss sharing agreements are referred to as “Covered” assets. All other assets are referred to as “Noncovered”.